Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q4 2016 Big Lots Inc Earnings Call EVENT DATE/TIME: MARCH 03, 2017 / 01:00PM GMT

OVERVIEW:
BIG reported 4Q16 net sales from continuing operations of $1.579b. Expects FY17 diluted EPS to be $3.95-4.10, and 1Q17 diluted EPS from continuing operations to be $0.95-1.05.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - VP of IR
David Campisi Big Lots, Inc. - President & CEO
Tim Johnson Big Lots, Inc. - EVP, CAO & CFO

CONFERENCE CALL PARTICIPANTS
Peter Keith Piper Jaffray - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Alvin Concepcion Citibank - Analyst
Patrick McKeever MKM Partners - Analyst
Dan Wewer Raymond James & Associates - Analyst
Brian Nagel Oppenheimer & Co. - Analyst
David Mann Johnson Rice & Company - Analyst
Laura Champine Roe Equity Research - Analyst
Matthew Boss JPMorgan - Analyst
Gabby Carbone Deutsche Bank - Analyst
Anthony Chukumba Loop Capital Markets LLC - Analyst
Stephanie Chang Credit Suisse - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Big Lots fourth quarter 2016 teleconference. Today's conference is being recorded.

(Operator Instructions)

At this time I would like to introduce today's first speaker Andy Regrut, Vice President of Investor Relations. Please go ahead.

Andy Regrut - Big Lots Inc. - VP, IR

Thanks, Ron, and good morning everyone. Thank you for joining us for our fourth quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings. Actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations.

For the fourth quarter of fiscal 2016 this excludes two items. First, an after-tax expense of $14.3 million or $0.32 per diluted share associated with legacy pension plans which have been terminated. The termination process, including final payouts, is complete with a full-year fiscal 2016 after-tax expense of $16.8 million, or $0.37 per diluted share, along with total cash outflow of $19.2 million to participants.

The second item is an after-tax gain on the sale of real estate of $2.4 million, or $0.05 per diluted share, which increased cash flow by $5 million. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

One other housekeeping item. Starting in the fourth quarter of fiscal 2016 the results for the Toys business were moved into the Electronics and Accessories category and Home Organization was moved into the Soft Home category, both to align with management responsibilities. Re-casted quarterly results for fiscal 2016 will be presented in our 10-K which is expected to be filed in late March.

This morning David will start the call with a few opening comments. TJ will review the financial highlights from the quarter and the outlook for fiscal 2017, and David will complete our prepared remarks before taking your questions.

With that I will now turn the call over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Andy, and good morning everyone. I am pleased to report another good year for our Company. Despite a difficult retail environment, we delivered our 12th consecutive quarter of flat or positive comps and earnings above the high-end of our guidance range.

From a merchandising perspective, our Ownable and Winnable categories produced the best results and showed the largest amount of comp growth in Q4. Soft Home had an excellent quarter, up mid-single digits with strength once again in nearly every department of the category including Decorative Textiles, Bath, Home Decor, Flooring, Window and Utility and Fashion Bedding. Congratulations to Martha, Kevin and the entire team.

Our merchandising assortments are winning through disciplines of QBFV, or quality, brand, fashion and value, and the team is doing a very good job coordinating design styles and color palettes with other categories in the store with the goal of improving attachment rates, space productivity and sell-through of our offering. This category also continues to be a favorite of Jennifer when shopping biglots.com.

Furniture remains a leading Ownable category, comping up mid-single digits against a high single digit comp last year with strength in Mattresses and Upholstery. Good job by Robert and the entire team as they consistently raise their game by enhancing the quality and value of the product offering. This Ownable category is benefiting from last May's space expansion with enhanced assortments and chain-wide rollout of the Big Lots credit card.

Easy leasing, which is now in year three, continues to perform well with higher usage rates by Jennifer. Seasonal was up low single digits. Michelle, Steve and the entire team have done a very good job this year improving the overall taste levels in our assortments, and Jennifer loved our Christmas decor collection with elevated quality and value statements.

For the first time, we pulled together trend-right product in Seasonal and Soft Home so she could coordinate decorating for the holidays across the entire living space. I continue to believe the Ownable Seasonal category is a differentiator in the eyes of Jennifer.

Consumables was flat to last year with Household Chemicals posting the best results. In the coming months, we are expanding our assortment of over-the-counter medications and nutritional supplements with more neverouts branded product to enhance the consistency and value we offer for Jennifer.

Food was down low singles for the quarter. Trends did improve during fourth quarter, and we believe our assortments are better positioned to begin the new year in terms of depth and breadth with more balance and content between classes.

Rounding out the store, the deemphasized categories of Hard Home and Electronics, Toys, and Accessories were down to last year which was planned. Our teams in these businesses are doing a good job of improving productivity and sell-through with less space, and I truly appreciate their efforts.

From a marketing perspective, we successfully executed a two-phase campaign for the holidays with increased levels of digital communications and social media in early November and fresh intelligent advertising focused on Christmas decor and gifting after the national election. From a social perspective, our Facebook following of 3 million friends continued to be an opportunity and we broadened our presence in communities like Twitter, Pinterest, and Instagram where we now have over 100,000 followers.

And, finally, our Stores organization leveraged the tools of the Store Revolution to execute another holiday season in a very tough environment. Many thanks to Mike, Nick and the entire field organization for the special effort during the most challenging time of the year.

I frequently hear from many of you in the investment community that the in-store experience at Big Lots has never been better, and I agree. The field team met in January to review the strategies for 2017, and I have no doubt this team will raise their game once again this year.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Now with that, I will turn the call over to TJ for more insight on the numbers.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Thanks, David, and good morning everyone. Net sales from continuing operations for the fourth quarter of fiscal 2016 were $1.579 billion, a decrease of 0.3% versus the $1.584 billion we reported last year with the decline resulting from a lower store count year over year. Comparable store sales for stores open at least 15 months plus our e-commerce business increased 0.3%, which compares to our guidance of flat to plus 2%, and as David highlighted, represents the 12th consecutive quarter of flat or positive comps.

We expected Q4 to get off to a slower start in light of the national election and its anticipated impact on customers, and November sales were down slightly with a solid Thanksgiving weekend. December comps were up slightly, particularly late in the month, and January was the strongest month as post-Christmas traffic and focus continues to grow year after year, and January benefited from a very successful Furniture road show and encouraging sales of new Seasonal, namely Lawn and Garden.

Adjusted income from continuing operations for the fourth quarter was $102 million, or $2.26 per diluted share, which is above are previously communicated guidance of $2.18 to $2.23 per diluted share and represents a 12% increase over last year's adjusted income from continuing operations of $99.7 million or $2.01 per diluted share. As a reminder, Q4 2016 included two new significant costs, PSUs and e-commerce, the net impact of which was approximately $0.10 to the quarter. So apples to apples, EPS from our core retail operations, excluding those two new costs, was approximately $2.36 per diluted share, or a 17% increase over LY.

The gross margin rate in Q4 was 41.4%, an increase of 50 basis points compared to last year's fourth quarter rate. This was consistent with expectations as our Merchant and Logistics teams continue to work collaboratively to lower freight costs and improve IMU while enhancing the value proposition for Jennifer.

From an inventory perspective, Lisa and the entire BPARM teams did a very good job managing inventories effectively, particularly with the sell-through of Seasonal product, and we entered the new year with fresh inventory for the spring season.

Additionally, from a gross margin perspective, albeit a small impact on Q4, I'm very encouraged by the early store level physical inventory results which are indicating year-over-year improvements. It's been a multiyear focus on the part of the Asset Protection and Stores teams, but it now appears going into 2017 we are seeing shrink and loss decrease, which we believe is somewhat counter to the industry.

Total adjusted expense dollars were $489 million and the adjusted expense rate of 31.0% was 40 basis points higher than last year. No surprises here once again this quarter as our overall expense dollars did flex below plan as comp sales were near the lower end of our guidance range.

Excluding the two new P&L items I mentioned a moment ago, PSUs and e-comm, the adjusted expense rate was 30.5%, representing 10 basis points of leverage on our sales comp.

Moving on to the balance sheet, inventory ended fiscal 2016 at $859 million compared to $850 million last year. Inventory levels per store were up 2%, offset by a lower store count year over year. As I mentioned earlier, we are pleased with our content as we begin the new year.

Plus 2% per store is slightly higher than previous quarters and was intentional, particularly in Seasonal where we saw early first quarter opportunities and receipted goods early in consideration of Chinese New Year.

During Q4 we opened three stores and closed 13, leaving us with 1,432 stores and total selling square footage of 31.5 million. For the year, we opened nine stores and closed 26 locations for a net reduction of 17 stores or approximately 1%.

This result is close to our initial guidance which called for a net reduction of 15 stores. Capital expenditures in fiscal 2016 were $90 million compared to $126 million last year and depreciation expense was $120 million, a decrease of $2 million to last year. Cash flow defined as cash provided by operating activities less cash used in investing activities was $227 million, exceeding our updated outlook of $195 million primarily due to improved accounts payable leverage, lower CapEx and the gain on sale of real estate noted in Andy's opening comments.

The entirety of our cash flow was returned to you our shareholders. We ended fiscal 2016 with $51 million of cash and cash equivalents and $106 million of borrowings under our credit facility. This compared to $54 million of cash and cash equivalents and $62 million of borrowings under our credit facility last year.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Our increase in debt year over year is directly attributed to higher levels of share repurchase activity earlier in 2016. For the full year of fiscal 2016, we returned $288 million of cash to our shareholders in the form of quarterly dividend payments of $38 million and share repurchases of $250 million.

As a reminder, our share repurchase investment of $250 million for the year represented repurchased 5.6 million shares at an average price of $44.72 or approximately 17% below yesterday's closing price. We believe this strategy adds long-term value and is an important enhancement of our overall shareholder return.

Now turning to our annual guidance for fiscal 2017, we estimate income to be in the range of $3.95 to $4.10 per diluted share, compared to adjusted income of $3.64 per diluted share in 2016. As a reminder, we are operating under a 53-week retail calendar for fiscal 2017, and we anticipate the impact of the extra week adds approximately $0.06 to $0.07 per diluted share for the year. This guidance is based on a comparable store sales increase in the 1% to 2% range and total sales flat to up slightly as the comp increase is expected to be partially offset by a lower store count.

The gross margin rate for fiscal 2017 is expected to be essentially flat compared to last year, and from an SG&A perspective expenses as a percent of sales are expected to decline year over year with an expected leverage point of slightly positive comps.

For our e-commerce operations, we are estimating net sales of approximately $18 million to $20 million and a net operating loss in the range of $12 million to $13 million, or $0.16 to $0.18 per diluted share. This compares to net sales of approximately $13 million and a net operating loss of $13 million or $0.18 per share in fiscal 2016.

For the year, CapEx is expected to be approximately $150 million. Maintenance capital is estimated to be $55 million to $60 million which covers our stores, DCs and general office.

Investment in certain other strategic initiatives, including our investments in the Store of the Future, will represent approximately $75 million of CapEx in 2017. New store capital is estimated to be approximately $15 million for opening 20 new stores, the majority of which will be relocations. We also estimate in this model we could close as many as 40 stores.

Depreciation expense for fiscal 2017 is forecasted at approximately $115 million to $120 million against $120 million in 2016. In terms of the rest of the P&L, interest expense is expected to be approximately $5 million and the effective income tax rate is expected to be in the range of 38% to 39%. We believe this level of financial performance will result in cash flow of approximately $180 million to $190 million.

In support of our shareholder return initiatives, we anticipate returning $195 million to you, our shareholders, during fiscal 2017. We announced today our Board of Directors approved a new share repurchase program providing for the repurchase of up to $150 million of our common shares. Assuming completion during 2017, we estimate the average diluted share count to be approximately 44 million to 45 million shares.

Also, as announced in a separate press release earlier today, the Board of Directors voted unanimously to increase the Company's quarterly dividend rate by approximately 19% declaring a quarterly cash dividend of $0.25 per common share payable on March 31, 2017 to shareholders of record as of the close of business on March 17, 2017. We believe the increased dividend rate displays the Board's confidence in this team, our strategies, and our ability to continue to execute consistently and generate significant cash flow.

Assuming our fiscal 2017 guidance, this new dividend rate represents approximately a 25% payout ratio, which we believe is appropriate for our Company, competitive in our peer group and well within the liquidity and cash flow potential of the business. We estimate quarterly dividend payments at this higher rate will result in approximately $45 million returned to shareholders. So $150 million in share repurchases plus the $45 million in dividend payments equals $195 million for fiscal 2017 or approximately 8% of our total market cap.

In terms of our first quarter guidance we estimate income from continuing operations to be in the range of $0.95 to $1.05 per diluted share, representing a 16% to 28% increase compared to last year's adjusted income of $0.82 per diluted share. Guidance assumes a 13th consecutive quarter of flat or positive comps with a range of flat to plus 2%. The gross margin rate for the first quarter of fiscal 2017 is expected to be higher than last year and the adjusted expense rate is expected to be lower than last year.

With that, I will turn the call back over to David.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, TJ. Before we open the lines for questions I want to share a few thoughts in closing.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

2016 was another good year for our Company. We remain focused on our Ownable, Winnable merchandise strategy, improving the quality and value of our assortments and service to Jennifer. Despite a difficult retail landscape, we exhibited consistency in comps, increased operating profit meaningfully above our original plans and last year and delivered record EPS to you our shareholders.

Over the last three years through the structure and disciplines of the SPP, we have increased our sales productivity, operating margin rate and increased EPS by nearly 50% and returned over $800 million to you, our shareholders, through share repurchases and dividend payments. This has been accomplished by focusing on the fundamentals of the business: fixing the merchandising model through Edit to Amplify and QBFV; increasing marketing messaging on digital channels and social media where Jennifer gets her information; strengthening our in-store execution to improve the shopping experience for Jennifer through the tools of the Store Revolution; investing in and developing our most valuable asset, our people, 35,000 associates across the country; and last, but certainly not least, doing all this efficiently by keeping our expense growth below sales growth.

In short, we did what we said we would do. Despite significant change and progress over the last three years we believe we are not getting full credit or recognition from the Jennifers out there for our improvement and evolution as a brand.

For instance, even today many Jennifers are surprised to learn we sell furniture, an Ownable category and our single largest business. This is a huge opportunity and a perfect example why we are still at the beginning of the beginning.

We engaged the help of an outside firm to strategize on how best to improve our brand identity, broaden our understanding of Jennifer, how she shops and what she thinks about Big Lots. This is just not retail speak, it's about how we talk to her, how we create an environment where she is part of our family and how we make an emotional connection with her.

In addition, we have enlisted the talents of a second company to further our thinking on in-store design and shopping experience for Jennifer. We want something different to stand out in a crowded, over-stored retail environment, and we believe there is an opportunity to create a fun, engaging shopping experience. The two companies are working together with our leadership team to help us understand the Store of the Future and what it might look like.

We know we want to showcase our Ownable and Winnable merchandise categories with a low to high profile. But we are looking for a fresh perspective to differentiate the big experience and enhance our brand identity. Our goal is to test ideas in a couple of markets in 2017 and measure the response and feedback from our boss Jennifer.

Not all stores are created equal. We have different sizes, demographics and sales volume, etc. We are looking for options to understand where to get the best response from Jennifer from a traffic, sales and category standpoint.

The test will be read carefully before moving forward. So it's a multiyear project, but we are excited to get started. I'm very proud of what has been accomplished over the last three years and our team's ability to deliver, and I am excited for the future of our Company.

I want to thank all of our associates in our stores, our field operations, our distribution centers and the office here in Columbus. We are One Team with One Goal and 2016 is another great example of how we are winning together. It's not business as usual at Big Lots, but staying relevant requires raising our game to differentiate the Big Lots experience from any other in retail.

With that I will turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - VP of IR

Thanks, David. Ron, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Peter Keith, Piper Jaffray.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Peter Keith - Piper Jaffray - Analyst

Thanks, good morning everyone. Thanks for all the detail on the call.

I was curious if you could explain further on the same-store sales outlook for 1% to 2% this year. Coming off the last three quarters where the comp has been just slightly positive, maybe you could give us some more confidence in how that's going to re-accelerate and just a little detail on some of the key initiatives.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Yes, Peter, this is TJ. Thanks for the compliments on the call.

And from our perspective as we think about 2017, I think there's two or three ways that we get to the 1% to 2% comp. But I will speak to some of the blocking and tackling and then ask David to speak to some of the category performance.

I think the big picture, Ownable and Winnable categories will take the front line here in terms of driving the comp. Furniture and Seasonal we have big expectations for in 2017. We continue to expect strength in Soft Home as well, and also as we mentioned in the prepared comments from a Food perspective, we expect Food to come out of 2016 and move into 2017 and back into the positive territories.

Additionally, we have some merchandise moves that will take place during the spring season, meaning some categories will contract and some will expand. Those expanding are those Ownable and Winnable categories where Jennifer has told us loud and clear she likes what we are doing and she wants more of it.

Additionally, from our perspective there is still nothing but upside in terms of Easy Leasing and the rollout of the Big Lots credit card. So we are 3.5-plus years into this Easy Leasing effort with our friends at Progressive, and we continue to grow that business. Their confidence in our risk profile and our customer has allowed them to expand their reach even further, and you will see more and more categories come online and be part or available for purchase under Easy Leasing as we move through 2017.

Additionally, from a Big Lots credit card perspective we got off to a very good start, particularly in big-ticket categories, and we see nothing but opportunity there as we move through 2017. We also note, particularly in the spring season, we left some opportunity on the table. Last year, we had the high-class problem of selling out of some of our Seasonal Lawn and Garden too early and didn't have the kind of inventory that we wanted or that Jennifer wanted from us, particularly in the second quarter last year.

So we have addressed that opportunity with higher inventory levels throughout the spring season and early reads in that category are good. So from our perspective, increasing our focus on Ownable and Winnable, increasing the selling square footage for Ownable and Winnable, some of the blocking and tackling from our financing activities and then also for any of those of you who might have noticed we actually rolled out our BIG Coverage Plan which is an extended warranty program right now focused in Furniture, which is off to an excellent start to start 2017. So, again, a lot of moving parts from an execution or operational perspective, but I will defer to David in terms of merchandise content and what he likes about what we are doing.

David Campisi - Big Lots, Inc. - President & CEO

Well, you just about covered everything. I was going to mention the obvious second quarter, obviously, Seasonal, Patio, Gazebo business.

But I would just tell you, Peter, that we feel good about as we continue to edit and amplify the product offerings and the taste level of the product continues to just get better and better, and there's categories that we've moved, like we mentioned in the prepared remarks about Home Organization is now under Soft Home.

Some new leadership there. We think there is big opportunities for sales increases.

I will also mention that in November, as you well know, there was so much noise going on with the election and so on that there was definitely some interruption in the business. So there's all sorts of parts and pieces out there that will get us there. But I would tell you from a content point of view, it just gets better and better.

And there is so much more going on between Martha and Michelle and Lisa with the cross-functionalness of what they are doing and merchandising together and playing off. We have come full circle, a 180 as far as how we buy and merchandise the color pallets and just things that we are doing that we weren't doing, and just very confident that we are going to have a strong performance in those Ownable categories and the Winnable categories, as well.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Peter Keith - Piper Jaffray - Analyst

Thanks, guys. Tremendous detail.

And I'd like to ask one very quick follow-up housekeeping question. You had mentioned potentially 20 relos and 40 closings. Should we think about that in our model about a net negative 40 store closures potentially?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

No, I would think of it, Peter, as a net decrease of 20 stores in total. What we are trying to help with is the majority, probably 15 or 16 of the new stores that we will be opening, are actually relocations.

So there is 15 or 16 new stores and 15 or 16 stores, obviously, that need to close to make that relocation happen. So over the course of the year by the end of the year a net decrease of about 20 stores.

Peter Keith - Piper Jaffray - Analyst

Okay, very helpful. Thank you very much.

Operator

Brad Thomas, KeyBanc.

Brad Thomas - KeyBanc Capital Markets - Analyst

Yes, hi, good morning. David, you and the team have really done an admirable job of driving earnings that have been in line or better than you have guided to through not just 2016 but years before that since you joined. And that's been in spite of particularly in the last few quarters sales that have come in at the lower end of the range.

I was hoping you could talk just a little bit more about your ability to continue to forecast consistently as we move into 2017 and maybe a little bit more color on some of the potential margin drivers that you think you continue to have as we look out to this upcoming year.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Brad. I appreciate those comments, too.

The team has just done a great job. This year some of that margin expansion came out of IMU improvement and they're razor focused on still delivering value to Jennifer but at the same time, negotiating very strong first cost whether it is our import program or domestic. And there's a lot of things it's hard to explain to you guys that we weren't doing before, whether it was really building relationships from a top to top point of view and getting more help to drive the business via our partnerships with the vendor community. So it's a multiple amount of different things that we focus on, along with even in TJ's world, we continue to see improvements in things like shrink and so on.

But overall I would just tell you that the guys, these KRAs that we talk you guys about over and over again I think Andy, there is 12, is that correct? There is 12 of those and they make stuff happen because they work together, and it's very unique in our industry where not everybody works together, whether that's in the room you've got everybody from Transportation in there to Marketing to Merchandising to Planning.

And I'm sure I'm missing a bunch of other folks, the Finance guys and so on, that all collectively work together with the One Team One Goal mantra that we have had now for I think over three years. Hopefully that answers most of your question there. I don't know, TJ, if you want to add to that?

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Yes, I think, Brad, David touched on, we've become much more efficient and much more consistent in executing not just the strategy but big project rollouts. So when you think about Easy Leasing or the credit card rollout or the Store Revolution, some initiatives from a marketing perspective, obviously, with e-comm, the business has become very cross-functional and very efficient in that way.

I think from an earnings perspective or continuing to do what we say we are going to do or better, David touched on it, the margin rate performance throughout the year continued to get better and better as the year went on. And we had some favorability from a margin perspective in terms of mix, and what I mean by that is our higher-margin categories did better than the Company which is good for us. That's where our focus is in terms of Ownable and most of Winnable.

The Merchants and Logistics team did a very good job of taking cost out of the business from a freight perspective. And, again, that's a cost that's transparent to Jennifer. She has no idea what we pay to get goods to her.

That's a collaborative effort. That is not any one person, and particularly as we move into 2017, it's maybe a year different than we originally thought, but we are starting to see that improvement in terms of shrink rate in our stores and in our DCs, and that's a financial number but it's also inventory that's on the shelf for sale that might not have been there in times gone by. So that's from a margin perspective.

From an expense perspective, the senior leadership team understands very clearly for our model to continue to grow and grow in profitability and grow in leverage, we have to be very diligent on expenses, and I'm really pleased to say that as we move into 2017, and particularly when we planned the business, we are actually going to deleverage slightly this year in store payroll, and that might sound kind of counterintuitive to say you are pleased with that, but what I like about that is we are starting to put hours back into the store in support of initiatives that Nick and Mike and their teams have to try to test for the future.

So we are doing that by reducing costs in other areas that, again, are transparent to Jennifer. So I think it's having clear alignment at the leadership team that we have to be diligent on costs and it is working collaboratively that the momentum behind that just continues to get better and better and provide a little bit of upside for 2016.

Brad Thomas - KeyBanc Capital Markets - Analyst

That's very helpful. Thank you TJ, thank you David, and congratulations again on another great year.

Operator

Alvin Concepcion, Citibank.

Alvin Concepcion - Citibank - Analyst

Thanks for taking my questions. Just a couple of questions on Furniture and Soft Home.

Over the past year you have increased square footage in Furniture, you had additional training for your employees, you increased financing options for the consumers and it sounds like there was a benefit this holiday from that. So I'm curious what inning you are in in terms of capitalizing on that and should the comp benefit pick up steam as the year progresses?

And related to that, what was the penetration rate of Easy Leasing and Big Lots credit card versus last year? Thanks.

David Campisi - Big Lots, Inc. - President & CEO

Thanks, Alvin. It's David.

I will take the first part of that and then TJ has got the Easy Leasing numbers. But I would tell you this, first and foremost I know that Martha and the BPARM teams under Furniture are all listening right now, and Martha has this saying that's on her desk that says I want it all, and that team is very, very in sync, I guess, is a great word to use and very aggressive.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

When you ask me what inning we are in, the reason I always say we are at the beginning of the beginning is we are never done. It's always about sharpening the saw and going back at it. We believe there is so much upside in Furniture, we have a separate KRA with that team and we are razor focused on figuring out how to flow goods differently to the store so we can continue to increase the sales number. But I would tell you, 2016 was a year for that team to step out of the brown-only assortments and has some other colors, and it worked and it's giving them the confidence and the courage to continue down that path.

On top of that, we meet quarterly with the CEO and the team and with our team as well with Serta and some of the other big players in Furniture so that we make sure that we are getting what we need to drive that business. So we are in the first inning in my mind. And it may take us longer than I was hoping to double the business, but we are going to get there one way or another and I'm confident I have got the right merchants and folks in place to get us there.

So that would be my answer to Furniture. Yes, we have given it more space and we will continue to do that, and Furniture is going to benefit from the Store of the Future we believe.

We don't believe we get enough credit for Ownable businesses like Furniture. And, again, we mentioned in the prepared remarks about the brand identity work and also the work that's being done for store design. And that's only going to, once we do that test in the back, I'm confident the results in those categories are going to be very strong.

2018 and 2019 we'll increase the number of markets and we continue to just push forward. It's a very solid part of our business. I'm sure you see our ads.

We talk about buy it today, take it home today. That's a very unique differentiator that we have, and we clearly understand that when we look at the competition.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Alvin, the second part of your question I would say from an Easy Leasing perspective we are in the mid-teens in terms of penetration in most weeks. Again, the bulk of that is Furniture, Soft Home as an attachment is clearly growing for us and then we are hopeful through some of the testing we are going to do here in spring season we can start to increase the penetration in Seasonal and Lawn and Garden that's available for Easy Leasing as well.

As we move into the back half of the year we will expand the offering that's available from an Easy Leasing perspective to include parts of Hard Home which is floor Care and some of the Appliances. So we see nothing but continued growth from an Easy Leasing perspective.

From a credit card perspective you are still in the low single digits in terms of penetration, again understanding that we were only rolled out to total Company really from end of May, early June on. But I think the important thing I want to stress here is what David just alluded to, so if you talk about maybe Furniture being in the low teens or pushing up into the mid-teens in terms of penetration on financing, the 85%-plus of the business elsewhere that's done at regular price or on promotion, that's just great merchandising and great store execution on the part of the team.

So that's the big nut or the big number in terms of what's driving that business and these other I keep referring to them as blocking and tackling or execution opportunities on the part of the team or enhancers. And we see this only growing as we go through as we go through 2017 and on into next year.

Again, I want to emphasize our Stores teams are doing an excellent job, excellent, excellent job to start the new year with our BIG Coverage Program which is a warranty program that only is available in Furniture right now but again just enhances that overall experience for Jennifer. She can come home or she can come in, buy a great quality product in our Furniture area, take it home today with peace of mind that we stand behind it with a warranty and the quality of the product is good. We think that only enhances the shopping experience and the opportunity for us going forward.

Alvin Concepcion - Citibank - Analyst

Thanks for all the color.

Operator

Patrick McKeever, MKM Partners.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Patrick McKeever - MKM Partners - Analyst

Thanks. Good morning everyone. I guess my first question is on closeouts and what you are thinking as it relates to all the retail bankruptcies, particularly in the sporting goods space but not only in the sporting goods space, and then some of the store closures that have been announced by some major retailers.

You would think that there would be a flood of closeout or, let's say, opportunistic buying opportunities. If that's the case, are there opportunities for you to take advantage perhaps to flex your closeout percent of the business up to capitalize on that and maybe drive a stronger comp trend in 2017?

David Campisi - Big Lots, Inc. - President & CEO

I will take that. And TJ, you can pile on if you want to. Hi Patrick.

It's a good question, and I think you know that when we first met 3.5, almost four years ago, I talked you about exiting the apparel business at Big Lots because we had no business being in it. And that's not a category of business that thank God we are not in because most of the bankruptcies, as you well know, we had right in our backyard here, Limited shutdown 250 stores all in one day.

They liquidated most of that product. And as you know of a lot of these guys are vertical retailers, so the goods were probably canceled over in China before they even got manufactured.

But I would just say two things. One is a couple of years ago, we capitalized on a bankruptcy from a home company called Anna's in California and we bought some nice quality to pass that test of QBFV. That is probably the last time that we've bought a closeout that's non-Food or non-Consumables.

And when those opportunities are out there, if it fits into the categories that are Ownable and Winnable, we will make a buy if it makes sense. But outside of that where the opportunity is more, and TJ can talk about it, as an example with HH Gregg announcing 88 store closures we will take a look at those boxes, and TJ has Real Estate and he can give you a little color on that.

So the store count that we gave you earlier of the openings and the closings and so on, there could be some flexibility there. I don't know and I don't want to commit to it. But I would tell you that most of that opportunistic product, those guys don't, they don't call us because we are not going to buy apparel.

We don't have rounders in our stores or fourways and we don't know how to sell that stuff. It just it would take us back to 2013 when I first got here and I certainly don't want to go back to that place. TJ, do you want to add onto that?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Yes, I totally agree with everything David just said. From an execution standpoint, our BPARM teams have wonderful plans for 2017. If there is an opportunity we absolutely should take a look at it, but we feel very good about our assortments going forward.

I guess where I would think about the opportunity maybe slightly different, Patrick, is as there are fewer and fewer stores, or fewer and fewer retailers out there purchasing product I think that gives us an opportunity to be a bigger part of our vendors' supply chain and step in and maybe become a bigger partner with some of the people who we already do business with. Or maybe it helps us crack the code with someone that we haven't been able to do business with yet. So I would think of it maybe a little more differently from a vendor supply standpoint.

Then additionally we are seeing very good opportunities these days in the last few months, and I would expect that the next few months will be no different from a real estate perspective giving us the confidence to put an estimate out there of 20 new stores this year. If we can do more than 20 we absolutely will do it if they make sense for us.

And particularly in these markets where we are able to relocate stores or upgrade the store fleet in certain markets like we've done on the East Coast and like a Virginia Beach comes to mind or in the areas where we can do high-volume like New Jersey and out on Long Island we absolutely will do that. We have the confidence that the team understands the strategy. They are getting us good boxes, they are getting us slightly bigger boxes to accommodate the Ownable categories, particularly Furniture with floor space and back room space. So I feel like the opportunity as more people come into tough times will be from a vendor perspective and then potentially from a real estate perspective.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

David Campisi - Big Lots, Inc. - President & CEO

And Patrick, it's David again. One last comment that I would make to that I didn't mention, and if Peter is still on the call this would play into the comp that he asked about, is our team is very comfortable with our plans. And one of the reasons we feel like we are in a good position is, obviously, as you well know, we have a very healthy balance sheet.

We are very disciplined when it comes to relocations and closings and so on. But you got 100 Macy's stores closing. They sell mattresses, they sell Furniture, they sell Soft Home, and we overlap in those categories and the same thing with Sears and Kmart, 150 stores.

So as those companies close doors that just gives us what percent of that do we get? Don't really know, but it does just give us an opportunity for Jennifer to have another option in those market places to shop us first. We believe that as that continues to happen that that will help our business as we stay razor focused on Ownable, Winnable.

Patrick McKeever - MKM Partners - Analyst

Got you. Thanks, David, and on the first quarter guidance, the flat to positive 2%, you are up against your toughest comparison, you did a 3% in the first quarter of last year. You had favorable weather like it seems we are having again this year, early warm spring weather.

How does that play into your guidance? I know last year there was a little bit of a shifting of some of your Lawn and Garden business, or pull-forward I guess is a better way of putting it from the second quarter into the first quarter. Are you expecting that to happen this year again?

And then apologies if you already addressed this but I was doing a little multitasking, but how about the later tax refunds? One would think that would have an impact on your Furniture business. How are you thinking about that as it relates to the first quarter?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Sure, there are several questions in there. Let me say at a high level, try to help you understand how we are thinking about first quarter. So I will take the last question first.

Tax refunds being later certainly didn't help our business in the month of February. We expected returns to come later, but the quantity and volume of it is even bigger than we expected in terms of timing of refunds.

Now, we turn the corner and go into the month of March and March is up the last year. And we are to the point where through yesterday we were as a country we are down about $15 billion to last year, but there is still $124 billion out there in Jennifer's pocket and available to spend. So it's caused us to move some of our promotional activity originally scheduled for February into the month of March.

But when you walk into our stores today, Patrick, and I know you are in there frequently, we are ready for business in Furniture. We have plenty of inventory in Upholstery and Mattresses and in Soft Home as the attachment continues to grow, and we are confident that when she has that money in her pocket and she comes into our stores, she is going to like what we have to offer and she is going to buy.

So it's calendarizing differently than we might have anticipated, meaning February was a tougher month than we thought it was going to be. We are off to a very good start in the month of March. And as we move into the next three weeks, you are going to see Furniture promotions and some Seasonal promotions on the front cover of our ads that are more than last year, but candidly we are moving money out of February into March.

In terms of the overall quarter, we have not taken our markdown forecast up. So we have the ammunition to drive a comp in first quarter and that is how we are thinking about it.

One part of your question around Seasonal, you talked about moving volume forward from second to first and to a certain extent that's true. We actually think of it slightly differently in that we ran out of product in the month of April in certain key items or classifications. We were scrambling last year to move product out of ads because we didn't have it to offer.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

So that, again, a high-class problem to have. Michelle and Steve and Randy and the entire Lawn and Garden team took that information and they brought the category up to last year in the spring season. And our early results, particularly in some warmer weather markets like in the South, are very, very good and tell us that that was a good decision.

So that's really the opportunity here in first quarter from a Lawn and Garden perspective. But in terms of overall dollars, we understand Furniture, this is their Super Bowl in the first quarter, and we feel very good about what the team has done, how we've been able to re-strategize our promotional calendar. And we know Nick and all of the field team are ready to sell Furniture through all the different vehicles, whether it is financing-related or the Furniture sales training they are ready for business, too.

So that's how we are thinking of first quarter. Additionally, from a Soft Home perspective, we have expectations that Food and Consumables business gets incrementally better from fourth to first as well because we have invested inventory in Food coming into the new year. So, Michelle and Debbie and their team really took a hard look, a reflective look on where we are from a classification standpoint, identified some gaps, and we funded them not worrying about where we are going to end the year from an inventory perspective. And what I have to say to you about our inventory levels it was the right thing to do for the business, we invested in it and we come into the new year and the new receipts that have been purchased are selling quite well.

So I think there's a lot of good things going on strategically in these different categories. Yes, we would have liked tax refunds to be out there earlier. We don't control that.

That is one of David's Ws that we like to talk about every once in a while. But we control our own execution and we feel like we are definitely ready for business in stores. And now that Jennifer has more money in her pocket we are seeing those results in March.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James & Associates - Analyst

Thanks. TJ, I just wanted to follow-up a little bit more on the first quarter guidance. It looks like a very upbeat forecast on both gross margin rate and expense leverage with a small increase in comp sales.

Then further it looks like the first quarter is becoming a larger portion of annual earnings compared to 2016 and 2015. So are there any perhaps one-time benefits in margin or expense rate we need to be aware of in the first quarter?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

That's a good observation, Dan. I appreciate the opportunity to talk about this. We have talked about this strategically, the leadership team, quite a bit coming off of holiday.

Our merchandising strategy more focused towards Ownable categories, particularly in Furniture and Seasonal and the attachment of Soft Home, we believe those are categories that certainly lend themselves to first quarter business and as we think about planning 2017 how difficult November and December have become from a traffic standpoint and competing with e-tailers and others who may not have brick-and-mortar locations. We see an opportunity to think about our business differently and get more volume in the non-November and December periods during the year to make that full year makes sense.

And first quarter is certainly a good candidate for that, particularly given the size of our Furniture business these days and the opportunity in Lawn and Garden in particular in Seasonal. So you are reading it right in terms of thinking about the business differently from a volume perspective.

Specific to first quarter this year, the gross margin rate improvement that we have been seeing year over year really started in the second quarter. So this will be the fourth quarter in a row of gross margin rate growth. And there is a couple of different factors, but big picture, IMU through lower freight costs and better vendor costs are the key driver of gross margin rate improvement that we are expecting in first quarter.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

As we move into second quarter and the balance of the year, we start to anniversary some of those gains from a freight perspective, and you start to see the relationship to last year moderate. In terms of the back half of the year, you will see it relatively flat or maybe even down slightly to get to our flat for the year. So that is how we are thinking about gross margin.

From an expense standpoint, you know the leverage that we continue to see in the business comes from keeping those non-payroll categories or non-store payroll categories very much in check and being creative in terms of how we can lower overall costs. There is not a significant amount of one-time activities baked into our history other than we did have a couple of legal items in the first quarter last year, and we called those out that will help us from an expense standpoint in terms of comparisons this year. But, again, I go back to it's the types of expenses that Jennifer doesn't necessarily see or doesn't necessarily register with her when she walks into the store.

So she doesn't know how much more productive we are in our distribution centers or she doesn't know how much lower our claim costs are in Worker's Comp or General Liability or how our safety has improved in the stores. And she may or may not recognize that we are moving towards LED lighting in our stores, which is taking the overall cost per store down 15% or 20%. Those types of things that we do that's about running the business that don't necessarily impact her experience in the store is really where we are focused on keeping costs low.

So I feel very good about our expense forecasts for the year. I feel comfortable from a margin perspective because I understand all the puts and takes. It's really about focused leadership team on how do we continue to get to that 13th and 14th and 15th quarter in a row on the top line.

Dan Wewer - Raymond James & Associates - Analyst

Great, that's very helpful. And then also, David, a question for you regarding Store of the Future and it sounds very exciting and promising. But the $70 million of CapEx tied to that seems expensive.

It's almost half of your total CapEx budget for the new year. So if you could just elaborate a bit more on exactly what those CapEx is related to? And then also how do you measure the return on investment from that $70 million investment?

David Campisi - Big Lots, Inc. - President & CEO

Dan, I will have TJ really answer that because it's not $75 million for just the Store of the Future. It's a combination of if you want to take that, he's got the stuff in front of him.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Just real quick, Dan, there is a number of different strategic initiatives. Store of the Future is only one of those. I would think about it slightly differently.

We think there is probably 30 to 35 stores we hope to get to this year. And included in that $75 million is roughly $20 million for those stores. So think of them almost as full remodels, but it's not a $75 million number for this year.

The $75 million refers to Store of the Future, some fixturing things that we want to do in store, some what we call Blend and Extends where it's essentially a remodel where it can extend term and the landlord helps us fund it. It's the LED retrofit which we're going to do 500 stores this year. There is a number of items in there.

But based on what we've got modeled in here, Dan, we have allowed for roughly $500,000 or $600,000 per store for a Store of the Future update or a remodel. Well, we will see our next version of design actually early next week. That number could be high, it could be low, we are going to find out.

But we are very much in test mode in 2017 in two different markets. And we will be able to answer more of those questions for you in terms of what do we think we are going to get from it.

We are, obviously, going to talk to the teams in the field and there is an expectation they are going to drive a comp. These remodels should drive a comp, these remodels should improve Jennifer's perception of our store. They should increase the customer satisfaction in the store.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

All those different metrics we hold ourselves accountable today to, we will be looking at in these groups of stores. So I will say that's the nuts and bolts behind it. And I will refer back to David on (multiple speakers)

David Campisi - Big Lots, Inc. - President & CEO

I will add a little bit to the Store of the Future piece. And Dan, the one thing I would tell is have confidence in the management team here that we would never do something crazy and not have a return on investment. I mean, from how disciplined we are starting with TJ, I would just tell you we are a big test and learn culture.

We do a lot of tests, they are going on constantly and if it is not paying us back what we expect, we don't go forward with it. And I would tell you I think it was 2012, the year before I joined the Company or it might have been early 2013, there was a remodel test done in Florida and in Northern California and it didn't give us the return that was expected. So that program did not go forward, and I think I arrived just as that was being completed.

But as I have said to TJ over and over again, back then we had a store full of junk. And so you could make a store look beautiful if you have it full of this stuff no one is going to come, I don't care how pretty it is.

So our idea here is to really put us -- I know that sounds terrible, but it's the truth. I am a very brutally honest kind of guy. But anyway, I want you to know that we are bullish on this, and we believe that it's going to work because it's pretty dramatic change in how we merchandise categories.

But it's all on paper right now, and we've got a lot more work to do here. They are going to present to the Board next week, both of the companies, and we are excited.

But, again, trust the management team that just like e-commerce we are still in the crawl mode. I look at things very carefully, all of us do on my team, but I don't want to grow e-commerce like a crazy person like some of these retailers have where it's had a material impact on their earnings.

So it's not any different with the Store of the Future. We will be very careful.

Dan Wewer - Raymond James & Associates - Analyst

Great, thanks and good luck.

Operator

Brian Nagel, Oppenheimer.

Brian Nagel - Oppenheimer & Co. - Analyst

Good morning. I appreciate all the color so far and I'd like to echo the comments on nice job managing through a tough environment.

My first question, and this is a little mechanical in nature, but if we look at that annual guidance, you are starting with comps of 1% to 2%, you get the benefit from the extra week but then total sales growth of flat to up slightly. How does that mesh together? Is it a function of the store closures or is there something else at play there?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Well, store closures definitely play into the equation, Brian. So that might be the piece that's a little more difficult to model. Additionally, when we look at a comp of 2% or 1% to 2% in terms of our guidance, just to be clear, we are going to be a 53-week comp on a 53-week comp in terms of our calc.

I know sometimes retailers do that differently when they get towards the later part of the year. But we will be 53 weeks on 53 weeks. But yes, some of the store closures is probably what's not thinking up before you there, but like I said that's all I have to say.

Brian Nagel - Oppenheimer & Co. - Analyst

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

I got it. The second question I have, and probably bigger picture in nature, I'm going to actually take two questions and shove them together as my follow-up. But first there's been a number of chains out there which you compete with to some extent talking about lowering prices to compete in a more difficult environment.

How does that if at all affect Big Lots? Have you had to change your price in some of those categories where you see more price aggressiveness in retailers?

And the second part of that is a lot of chatter out there about a potential border adjusted tax. I assume you import of a lot of products. How you thinking about that and is there any quick takeaways we could have on that topic?

David Campisi - Big Lots, Inc. - President & CEO

Brian, it's David. I will take the first part of that and then maybe, TJ and I there is not an hour that doesn't go by a day that we talk about the border adjustment tax, and we can add a little color on that.

But the first part of it is I know what you are talking about on the pricing thing. And I'm sure you guys probably saw Kroger's first time in 52 quarters had a negative comp or what they like to call identical sales for the first time in 13 years. And they blamed it on price deflation in food which they have been talking about now for probably three quarters. But the 800 pound gorilla that you are referencing out there has always been, and we pay attention to, our team does a great job in Food of paying attention to their pricing.

I would tell you this, a third of our Food business is bought on closeouts and almost all of that product is priced below them. And, again, one of the things to keep in mind about our Food business, which is way different than -- first of all, it's not 53% of our business like it is for them, but we are not in the perishable businesses, so the perimeter businesses of produce and meats and cheeses and deli and all that. And so we don't have to compete there, and then we price within pennies of them on the rest of the Food categories and the neverouts are slightly above there but not a lot that makes it significant.

So we are not feeling any pressure there at the moment. And that's one of those things you sit back as a merchant and as a retailer we will wait and see. But I don't think it's a big enough part of our business that we will feel anything.

And then to your second question, I will talk for a minute about it and then I will let TJ give you a little more color. We have one of the best tax guys probably in retail who works in this building. He and his partner Becky, and Mike was one of the first ones to come to bring it to our attention what that number would look like if that got passed.

And we sent him, Mike and Becky, to Washington, DC early on, twice. And they have met with our congressmen and senators, and we joined this club or whatever you want to call it, this movement the Americans for Affordable Products. And most retailers are part of it.

TJ is over there laughing at me. But, so we are very proactive here. As you saw a lot of the retailers were in with Trump a few weeks ago.

We are not backing down. And when they understand the calculation, I think we feel pretty good but, again, as TJ mentioned earlier when I talk about the four Ws and one of them being Washington, things that I can't control, weather, Washington and Wall Street. God only knows but I hope they are smart enough not to pass it. But, TJ, you might want to add a little bit to that.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

I love it when David talks taxes.

David Campisi - Big Lots, Inc. - President & CEO

Yes, like I know what I'm talking about, right? We hire smart people, but I don't worry about that.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

But David is dead on. Mike and Becky do a wonderful job from a federal tax perspective as do Mark and another Becky from a state and sales and use tax perspective. So they are all over this issue, Brian, and we've been very vocal.

We have been trying to raise the level of awareness with other retailers. And it's not just retailers, it's really all industries that could go plus or minus on what we believe has been talked about from a border tax perspective.

I guess when we look at it, we think we do a pretty good job of keeping our overall costs low and our prices low for Jennifer. We do import roughly 25% of our goods, so we are very sensitive to what's being talked about.

From our perspective, it's very difficult to imagine that this would make sense for retailers. We are one of the largest employers out there of people and jobs which we understand to be very important. From our perspective, when we run our business or make decisions, as David mentioned, we are very much a big test and learn culture.

We don't deal a lot in making decisions on theory. So I think part of the challenge that we see with what's being talked about is the idea that currency adjustments, which I'm not an expert in, or that our vendors would lower their overall costs for us to help pay for this, I think is just very optimistic.

Having spent a week, a week and a half in China with the Logistics teams, I saw firsthand how our vendors and our ocean freight carriers are doing everything they can today to keep their costs low because they have inflationary costs in terms of product and wages already. So we are partnering with them already to keep costs in check, so the idea they would take costs lower seems very optimistic to us.

So we pivot back then on the challenge would be I think most retailers would be faced with raising prices to the customers that some of the tax reform or all of the tax reform is designed to try to help. So it doesn't make a lot of sense to us for all of those reasons. We are hopeful that the Americans for Affordable Products and others will help educate and that there can be a different compromise to try to get to the end goal.

But the border tax adjustment would not be good for our business, it would not be good for most retailers and certainly would -- it would not lower our tax rate, it would significantly increase our tax rate, which we know is not the goal. So I guess we are hopeful there is still a lot of work to be done.

Brian Nagel - Oppenheimer & Co. - Analyst

I appreciate all the color. Thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Yes, thank you, good morning. Let me add my congratulations on not just this year but the multiyear performance.

I guess my question, David, goes back to the comment you made about Furniture taking, perhaps that it might take longer to double in terms of your revenues. This year I think you are closer to mid-single digit growth. I think you had expected to be a little better.

So I'm just curious when you look back over what you've done over the last year, do you think it was more an industry issue in terms of you maybe not doing, being a little faster? Or was it something in your execution and timing of initiatives? And should we expect an acceleration in that Furniture growth rate, or is last year a good metric for how we should expect Furniture to grow?

David Campisi - Big Lots, Inc. - President & CEO

Yes, it's a good question, David. And I often say to TJ that I might've been a little overzealous a year ago by saying we could double it in, what did I say, four or five years or whatever, I don't really remember. Last year, was not an easy year for retail, retailers in the Furniture business.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

And honestly Serta was here a couple of weeks ago and they showed us all the numbers that they track for all the retailers, and we actually outperformed the industry pretty significantly. And that merchant team along with some strong advertising allowed us to really grow Mattresses. And then Upholstery is the biggest business within that and we had a nice year there, too.

But we, I would say we made some changes in buying in there and we've got a buyer that's buying Ready to Assemble doing a great job, and we are starting to see a payback now. Sometimes it takes a while to fix something that was not in good shape. So between all three areas, Casegoods and so on, the Fireplace business was a little soft early because of the weather but we came out of January very strong.

But I would tell you this. That mid-single digit number is probably where it is going to be, and we are working on some things via supplier direct fulfillment on our e-commerce business and once we crack the code there that should help us grow that business. But that's probably 2018 in the making by the time we are fully up and running.

And what that means is it is more between Serta and United Furniture and so on, more of a transaction where the product would be shipped directly from the manufacturer to the customer. So that is where I would land, mid-singles. And, again, if there is opportunities there, it is kind of an unknown to be honest with you.

I said earlier with 150 Kmart and Sears stores going away and certainly Serta has been very clear with us that we are taking share and then, obviously, the Macy's 100 door thing, and I forget what the Penney store account was, 140 or something like that. There is got to, some of that has got to come our way, we just don't know how much. So we are going to stay in that comfort range of mid-single digits.

David Mann - Johnson Rice & Company - Analyst

Great. And then, TJ, in terms of the gross margin longer term, you've had some great success in executing the SPP over the last three years in terms of driving gains, but I guess this year now you are talking a flat outlook. So is that sort of the new norm that we are kind of at the level for where gross margin should be and that the longer-term bottom-line growth will come from both top-line and SG&A leverage?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Yes, David, that's a fair question. I think we will always try to improve the overall gross margin rate, but we won't sacrifice pricing or value to Jennifer. This year's rate of flat or flattish we thought was appropriate given how much progress we made last year, holding on to 50 basis points of leverage in a very short period of time we think would represent very good performance this year.

Looking past this year I think as you look at our categories and how you see us focused on higher-margin categories like Seasonal and Soft Home as an example, the good news that we are now recognizing and seeing in terms of lower shrink cost, which rolls through gross margin for us, those would be the opportunities for us past this year. I think we will continue to focus on Ownable and I know we are going to continue to focus on taking shrink lower.

So that would present the opportunity. I guess from our perspective we are sensitive on the price piece. That would be the only consideration potentially going the other way.

So I think we feel very good where we are. We've got it north of 40% now. And, again, flattish this year with maybe a little bit of opportunity going forward on mix and shrink would be how I would be thinking about it.

David Mann - Johnson Rice & Company - Analyst

Great, thank you. Good luck in 2017.

Operator

Laura Champine, Roe Equity Research.

Laura Champine - Roe Equity Research - Analyst

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Good morning. So, TJ, your free cash flow guidance seems to indicate given the elevated CapEx spend this year good performance on the balance sheet in 2017, as well. Do you think your opportunities there are on inventories, payables or is there something else that should help drive those cash flows higher?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Really, Laura, there's not a whole lot of balance sheet assumed there. I think from our perspective we had a couple of items that we actually funded this year out of cash flow or it might have even been a little bit better. I'm speaking particularly of the pension piece that we wound down.

But from our perspective the only thing that might be a little bit different than what you're thinking, I'm not sure how detailed your models are, stock comp is an expense for us but, obviously, that's non-cash, so that's an addback, but most of the other items are pretty straightforward. We are expecting turn to improve a tick this year which on our inventory balance could be another roughly $10 million of cash. But aside from that there's not anything major expected in the balance sheet to change.

Laura Champine - Roe Equity Research - Analyst

Got it. And then a follow-on to the gross margin questions. Implied in your guidance for 2017, is there a mix shift towards that lower-margin Food and Consumables category?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

No. When we think about performance for the year we would think about Food and Consumables more in line with the Company or maybe slightly lower than the Company comp. The mix shift actually would suggest a little more favorability, particularly in areas of Soft Home and Seasonal.

Laura Champine - Roe Equity Research - Analyst

Got it. Thank you.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

Thanks. So, Tim, on the expense structure, slightly positive fixed cost hurdle for this year versus flat to slightly positive last year. I know it is a small change, but can you just talk about some of the underlying SG&A dynamics and just the best way to think about it going forward?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Sure, Matt. Thanks for the question.

I guess I will reiterate what I mentioned earlier. The one piece that might be slightly different year over year is we actually are planning for a slight payroll deleverage, and that's a function of two things but one in particular. We had roughly 21 states that had a minimum wage increase year over year, and the costs associated with that is now in our plan.

Obviously, that's not something that we would look at and say that should drive an incremental comp. That doesn't necessarily change our sales expectations. So that is one piece.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

I think the second piece from a store payroll perspective that I would mention is the floor moves that we are planning, primarily for second quarter, to give more space to Furniture, more space to Soft Home and expand some of our OTC areas, obviously there is a cost associated with doing that. That is not free.

And then the third piece that I would mention is we have a number of tests that we have decided as a leadership team to fund in 2017. And I am thinking particularly about a seasonal coverage test and a test around payroll structure in some of our highest of high-volume stores, particularly on the East and West Coasts.

So embedded within our SG&A leverage expectations are some investments where we are thinking not about 2017, but we are thinking about 2018 and 2019 and beyond. So that would be the one area, Matt, of mention that might be different year over year. But we've got confidence in Nick and his team that they can execute that well now given all the disciplines from Store Revolution.

Matthew Boss - JPMorgan - Analyst

Great. And then just a follow-up.

On the category build, so Food and Consumables underperformed this year. Have you seen any changes in competition or just maybe touch on some of the challenges that you faced, and more so as we look forward how would you rank the initiatives to improve this category?

David Campisi - Big Lots, Inc. - President & CEO

I will take a piece of that and then maybe you might want to pile on there. But I would tell you that, I will start with Food, as you know I think we announced two quarters ago maybe or a quarter ago that we made some changes in leadership in there. And a lot of the, some of the, I am not going to say some, most of the miss in Food was self-inflicted.

And so our team that we have in place now, I just met with them a month ago talking about their business for the back half of the year is a completely different team of people with a high energy group that's razor focused on fixing the business. And earlier TJ mentioned that we invested in a pretty big way in Food early this year in January, primarily to cover the categories that were misses that we were not comping the comp. In other words, categories that we weren't buying into that we should have been buying into.

So all hands on deck in that group with new leadership starting with Michelle and then Debbie as the merchandise manager. It was -- when you have that many misses it takes a little bit of time, Matt, to get the business back on track. But we are very confident in the team.

I don't really feel like there is anything other than a lot of talk about price deflation. I don't believe that was what caused our problem. It was just self-inflicted.

And then on the Consumables side, we feel pretty good about where we are headed there. That is an area, too, that has got a high closeout penetration and sometimes you have misses when you can't get products like paper, bath tissue and so on to the level you may have had the year prior.

But I would tell you we have a strategy that we have been working on. TJ mentioned OTC, over-the-counter meds that we will be rolling out, a new NVO set for the first time with branded product that we haven't been able to get ever. So we think there is upside there, as well.

And so we are confident in that team as well that they are going to deliver. And just the Food thing, it took a little while to get it upright and we are moving in the right direction. So I don't know if you want to add on to that?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

No, I think you hit it.

David Campisi - Big Lots, Inc. - President & CEO

Hopefully that helps, Matt.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Matthew Boss - JPMorgan - Analyst

It does. Best of luck.

Operator

Paul Trussell, Deutsche Bank.

Gabby Carbone - Deutsche Bank - Analyst

Hi good morning, this is Gabby Carbone on for Paul. Thanks for all the detailed color so far.

I just want to follow-up on the eEasy Leasing and private label credit card. You mentioned there is still lots of upside there. I just wonder if you could elaborate a little further and how you expect that to unfold moving through the year. Thanks.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Sure, it's TJ. I guess Easy Leasing is the easy one. Pardon the pun, just kind of talk about I think there are two or three key drivers there.

First, category expansion or further category expansion. I mentioned earlier Hard Home is an example, but I'd also add onto that expanding the number of items or SKUs available in the Seasonal area to be part of the program. I think that is step one.

I think step two, we have a phrase inside the building, inspect what you expect. Every store in the chain has Easy Leasing goals, they have Big Lots credit card goals, they have now warranty goals, and they totally get that this will help them enhance their profitability at store level, it helps them exceed their bonus plans and they are very aligned toward supporting the programs.

The third thing I would mention on Easy Leasing is the Progressive team is out in our stores often. They have -- I have probably lost track how many people they have in the field supporting our business. But it's a large number probably somewhere between 40 or 50 people working with our district team leads to make this business happen.

So they are committed to our business. They are a great partner. And all of that just continues to work.

And as David mentioned earlier, it's shocking to us as we have been working on brand identity how many people still don't realize we are in the Furniture business. So we see nothing but opportunity going forward with Easy Leasing. And a lot of the same comments hold for the credit card program.

It hasn't even had its first birthday yet. I mean, that is not until May so it is still, we are just infants in that understanding. So not just signing up customers but how do you start to market to them in a more effective way.

We will have a relaunch of plastic later this year for different reasons. There is a lot of initiatives going and the credit card program and Alliance Data Systems has been a great partner, too. So all that seems to be working in our favor.

And most importantly, at store level our stores' teams are engaged. They get it, they understand it's driving their business and they are doing a very good job executing.

Gabby Carbone - Deutsche Bank - Analyst

Great, thanks. Just a quick follow-up. I'm not sure if you touched on this yet, but are you guys seeing any impact from the tax based tax accounting changes in 2017?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO
Wow, that was a good one. You need to tell Paul that you were all over that. I'm surprised.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Yes, our tax team is all over it. We gave them kudos earlier, and we would certainly expect that some of the tax-related changes, you are referring to equity I'm assuming and how it was treated through our stock comp and how it was treated through equity and it will be treated through the P&L going forward.

We see that as an opportunity here in the first quarter as most companies should. So, we understand how that works and we understand that the changes are in effect and will be reflected likely in first quarter.

Gabby Carbone - Deutsche Bank - Analyst

Okay, great. Thanks so much. That's really helpful.

Operator

Anthony Chukumba, Loop Capital Markets.

Anthony Chukumba - Loop Capital Markets LLC - Analyst

Hi, thanks for taking my question. I just had a quick question, I'm just trying to understand the math. So saying that you expect comps to be up 1% to 2%, and then you get a benefit from the 53rd week, but you are saying that you expect net sales to be flat to slightly higher, so I am just trying to understand the math. I guess I sort of expected much more robust sales growth given the 1% to 2% comp guidance and the 53rd week.

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

Fair question, Anthony. That did come up a little bit earlier. Part of it is timing related to new stores and closings and part of it is, unfortunately, as tax refunds come later and later every year that 53rd week from a volume perspective isn't as strong as we would like it to be.

So I think the combination of those two things slightly up on sales for the year is probably more likely than flat, so I'd think about it that way. But I think from our perspective to do around about $5.3 billion , give or take, is going to be very good performance for the year, understanding it would represent again another four quarters of positive comps.

Anthony Chukumba - Loop Capital Markets LLC - Analyst

Got it. So a related question, so can you tell us what you are expecting in terms, I mean I know you gave the EPS benefit, but can you tell us what you are expecting from the 53rd week in terms of top line?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

We typically don't go into that level of detail, Anthony. I would just suggest to you, again, it's one of the lower volume weeks of the year, unfortunately. It used to be a big volume week when tax refunds came earlier, but it's a lower volume week for us as we think about this year.

It's probably something in the neighborhood of maybe $65 million give or take, $65 million to $70 million on the upside in terms of overall volume. Again, that speaks to the timing of some of our store closings as probably the bigger variable in your model when you think about sales growth.

Anthony Chukumba - Loop Capital Markets LLC - Analyst

Got it. That's really helpful. Thank you.

Operator

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

Edward Kelly, Credit Suisse.

Stephanie Chang - Credit Suisse - Analyst

Hi guys, it's Stephanie Chang on for Ed. Thanks for all the color. Can you provide us some detail on the drivers behind the monthly sales cadence commentary that you provided for Q4 and also how are quarter-to-date comps performing relative to your outlook?

Tim Johnson - Big Lots, Inc. - EVP, CAO & CFO

I think we provided some commentary on November, December and January. I won't go into category level because I don't know that it's all that relevant at this point. But we expected comps to get off to a slow start in terms of fourth quarter.

We saw that happen in early November for all the reasons that we mentioned, most of them outside of our control. We were encouraged by the Thanksgiving weekend. December was a difficult month.

From a traffic perspective across retail for any of those out there who followed national traffic stats they were real across the industry, not just Big Lots but across the industry. It was a very tough traffic month until you got to the last few days of the month of December. We did comp positive for the month and then January was our best month.

Post-Christmas continues to grow as a percent of Jennifer's thinking in terms of sales and deals. And we had some very good early results in our Ownable Furniture business and our Ownable Lawn and Garden business. As we think about first quarter we do not give quarter-to-date comps or we do not give our comp expectations by month.

As I mentioned, February was a difficult month for us. It was a difficult month for retail or anybody who is sensitive to income tax refunds which were significantly delayed this year compared to last year. It's only in the last four or five days where there has been any kind of tax refund activity, five or six days of any kind of significance.

And all of those dollars that we used to benefit from in the month of February, it looks like tax refund season going forward is going to be more of a March event. So February from a comp perspective was below our guidance range for the quarter and March is above. So March is off to a good start and that's the expectation.

The volume missed from a refund perspective in large part comes back in the month of March. April will likely be a very strong comp month for the Company, and that's totally about the Easter shift which comes later this year which moves a lot of our marketing and promotional efforts into the month of April. So we expect that to provide a fairly meaningful comp in the month of April.

Andy Regrut - Big Lots, Inc. - VP of IR

Okay, thank you everyone. Ron, would you please close the call with replay instructions?

Operator

Yes indeed. Ladies and gentlemen, the replay of this call will be available by 12 noon Eastern today. The replay will end at 11:59 p.m. Eastern on Friday, March 17, 2017.

You can access the replay by dialing toll free USA and Canada 1-888-203-1112 and enter the replay passcode 835-8778 followed by the pound sign. International will be 1-719-457-0820 and entering the replay passcode 8358778 followed by the pound sign.

Ladies and gentlemen, this will conclude today's presentation. Thank you for your participation. You may now disconnect.

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MARCH 03, 2017 / 01:00PM GMT, BIG - Q4 2016 Big Lots Inc Earnings Call

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